Exhibit 4.4

SECOND AMENDMENT TO MASTER INDENTURE

This SECOND AMENDMENT TO MASTER INDENTURE, dated as of June 17, 2004 (this “Amendment”), is entered into among: (i) GE Capital Credit Card Master Note Trust, a Delaware statutory trust (the “Issuer”);and (ii) Deutsche Bank Trust Company Americas, as indenture trustee under the Indenture referred to below (in such capacity, the “Indenture Trustee”).

BACKGROUND

1.                                       The Indenture Trustee and the Issuer are parties to the Master Indenture, dated as of September 25, 2003, and as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among the Indenture Trustee, the Issuer certain other parties (the “Indenture”).

2.                                       The Indenture Trustee and the Issuer desire to amend the Securitization Documents as set forth herein.

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS.  As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined, and (b) capitalized terms not so defined shall have the meanings set forth in the Indenture as amended hereby.

SECTION 2.  AMENDMENTS TO INDENTURE.  The Indenture shall be amended as set forth below:

(a)                    The definition of “Aggregate Principal Receivables” is amended by deleting the parenthetical “(excluding Principal Receivables that are Specified Retailer Receivables with respect to any date of determination prior to the RFS Funding Trust Termination Date)” where it appears in such definition.

(b)                   The definition of “Free Equity Amount” is amended in its entirety as follows:

““Free Equity Amount” means, on any date of determination, the result of (a) the Note Trust Principal Balance at such time, minus (b) the aggregate of the Collateral Amounts at such time for all Outstanding Series of Notes, plus (c) the amount of funds then on deposit in any Trust Account that will be applied to pay the principal amount of the Notes of any Series on the following Payment Date, but only to the extent not deducted for purposes of determining the Collateral Amount at such time for any Series of Notes.”

(c)                    The definition of “Indenture Servicer Default” is amended by deleting the words “of such Series” where they appear after the word “Notes” in each clause (a) and clause (b) of such definition,.

(d)                   The following shall be added to Section 8.2 as a new subsection (e):

“(e)                               On each Payment Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Excess Funding Account shall be treated as Finance Charge Collections with respect to the last day of the preceding Monthly Period, except as otherwise provided in any Indenture Supplement.  On each Payment Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be paid to the Transferor.  For purposes of determining the availability of funds or the balances in the Collection Account or the Excess Funding Account for any purpose under this Indenture, all interest and other investment earning net of investment expenses and losses shall be deemed not to be available or on deposit.”

(e)                    The following shall be added to Section 8.4 as a new subsection (d):

“(d)                              On each Determination Date, the Issuer shall determine (i) the amount of fees and any other amounts payable to the Indenture Trustee (the “Indenture Trustee Expenses”), (ii) the amount of fees and any other amounts payable to the Trustee (the “Trustee Expenses”), (iii) the amount of fees and any other amounts payable to the RFS Funding Trustee (the “RFS Funding Trustee Expenses”) and (iv) the amount of fees and any other amounts payable to the Administrator (the “Administrator Expenses”) and shall allocate each of the Indenture Trustee Expenses, the Trustee Expenses, the RFS Funding Trustee Expenses and the Administrator Expenses, to the extent any such amounts are solely attributable to one Series, to each such Series as to which they are solely attributable, and any amounts remaining shall be allocated to each Series according to their respective Series Allocation Percentages (calculated as described in the Indenture Supplement for each Series).  The amount allocated to each Series shall be paid on the following Payment Date as described in the related Indenture Supplement.”

(f)                      Section 9.2 is amended by deleting the third to last paragraph of such Section.

SECTION 3.  EFFECTIVENESS.  This Amendment shall become effective as of the date first written above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed a counterpart of this Amendment, and (ii) the holders of 66 2/3% of the Outstanding Principal Balance of the Notes of each Series shall have consented to this amendment.

SECTION 4.  BINDING EFFECT; RATIFICATION.  (a)   On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Indenture and (ii) each reference in the Indenture to “this Agreement”, “this Indenture”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Indenture, shall mean and be a reference to such Indenture as amended hereby.

(b)                                 Except as expressly amended hereby, the Indenture shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

SECTION 5.  MISCELLANEOUS. (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

(b)                                 Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)                                  This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective officers thereunto duly authorized as of the date first above written.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: General Electric Capital Corporation not in its individual capacity but solely as Administrator on behalf of GE Capital Credit Card Master Note Trust

By:	/s/ Iain J. Mackay

Name:	Iain J. Mackay

Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Indenture Trustee

By:	/s/ Gregory I. Spatz

Name:	Gregory I. Spatz

Title:	Associate

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